Exhibit 99.1

Orion Marine Group, Inc. Reports Fourth Quarter and Full Year 2008 Results

Houston, Texas, March 5, 2009 -- Orion Marine Group, Inc. (NASDAQ: OMGI) (the “Company”), a leading heavy civil marine contractor, today reported net income for the three months ended December 31, 2008, of $5.5 million ($0.25 diluted earnings per share).  These results compare to net income of $6.1 million ($0.28 diluted earnings per share) for the same period a year ago.  For the full year 2008, Orion Marine Group reported net income of $14.5 million ($0.66 diluted earnings per share), which compares to 2007 net income available to common shareholders of $16.6 million ($0.83 diluted earnings per share).  After adjusting full year 2007 net income per share to the full year 2008 share count, full year 2007 net income would have been $0.76 per diluted share compared with full year 2008 diluted earnings per share of $0.66.

“This past year, we had many successes and many challenges,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “Although challenged with a couple of production issues and the slow pace of projects involving dredging services in the first half of the year as well as an active hurricane season, we worked hard to make improvements in the second half of the year and are pleased with our 2008 results.”

Financial highlights of the Company’s fourth quarter and full year 2008 include:

Fourth Quarter 2008

•
Fourth quarter 2008 contract revenues increased to a record quarterly revenue of $79.2 million, up 30.8% as compared to the fourth quarter of 2007.  The increase exceeded the Company’s expectations primarily due to the nature and pace of projects.

•
Gross profit for the quarter was $17.9 million which represents an increase of $2.4 million or 15.7% compared with the fourth quarter of 2007.  Gross profit margin for the quarter was 22.7%, which is down 2.9 points from the prior year period, primarily due to higher material costs in the fourth quarter 2008.

•
Selling, General, and Administrative expenses for the fourth quarter 2008 were $9.1 million, which represents an increase of $2.8 million year-over-year, primarily due to amortization and overhead costs related to the acquisition in February 2008 and increases related to bad debt reserve and property taxes.

•	The Company’s fourth quarter 2008 EBITDA was $13.7 million, representing a 17.2% EBITDA margin, which compares to fourth quarter 2007 EBITDA of $12.3 million, or a 20.3% EBITDA margin.

Full Year 2008

•	Full year 2008 contract revenues increased to $261.8 million, up $51.4 million or 24.5% as compared to the full year of 2007.

•
Gross profit for the full year 2008 was $50.5 million which is comparable with the full year of 2007.  Gross profit margin for the year was 19.3%, which is down 4.7 points from the prior year period, primarily due to productivity issues on two jobs in early 2008, lower sub-contracting costs in 2007 and high margins related to certain jobs in the full year 2007.

•
Selling, General, and Administrative expenses for the full year 2008 were $28.0 million, which represents an increase of $5.0 million year-over-year, primarily due to amortization and overhead costs related to the acquisition in February 2008.

•	The Company’s full year 2008 EBITDA was $41.3 million, representing a 15.8% EBITDA margin, which compares to full year 2007 EBITDA of $40.1 million, or a 19.1% EBITDA margin.

•	The Company self-performed approximately 88% of its work by cost during 2008 as compared with 90% in the prior year period.

Backlog of work under contract as of December 31, 2008 was up 23.3% to $159.4 million as compared with backlog under contract at December 31, 2007 of $129.3 million.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

“Given the challenges of the year, we are pleased with our overall results and look forward to the road ahead,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “We ended the year slightly better than our revised expectations on the revenue side and on the upper end of our revised EBITDA goals as a result of solid execution.  Additionally, we ended the year with an improved cash position that should provide a stable foundation in these uncertain times.”

2008 Accomplishments

* Delivered good financial results setting a new revenue record for the year

* Acquired substantially all of the assets and business of Florida based Subaqueous Services

* Continued to expand geographic footprint by establishing additional bases on the Atlantic Seaboard

* Worked on 410 projects during the year

* Increased workforce to approximately 1,100

Outlook

Despite the current recessionary environment, the Company believes continued port expansion, the need for U.S. infrastructure improvements, coastal and wetland restoration projects, and expansion in the cruise industry should continue to provide good bid opportunities long term.  Additionally, the Company expects to see additional bid opportunities in the future for repairs and enhancements to marine facilities as well as projects involving dredging services from the active 2008 hurricane season.

“We continue to see generally good bid opportunities for 2009 and we are pleased with the strength of our backlog,” said Mr. Pearson. “However, we remain in uncertain economic times and therefore, we will continue to be vigilant about the state of our end markets.  As we previously have stated, it is not unreasonable to think that some of our end markets could see some deterioration or bidding delays as a result of the economic downturn and continuing economic uncertainty.  However, other end markets could reasonably see increased bidding opportunities and outperform due to increased spending on infrastructure projects as well as hurricane protection and restoration projects.  While we have not seen significant pull backs or delays to date, we remain cautious as the economy continues to be pressured, which may impact some of our end markets.”

Looking at 2009 in detail, the Company expects most of the previously stated $159.4 million in backlog to be liquidated during the year. Additionally, the Company recently announced the award of a large port project in Houma, Louisiana which will add approximately $20.5 million to 2009 backlog.  Including this project, the Company has almost $180 million worth of backlog expected to be liquidated in 2009.  The Company continues to track $1.4 billion of bid opportunities for 2009, which excludes the recently enacted stimulus package.  Given the current backlog and bid opportunities, the Company expects first quarter 2009 revenue will grow 28% - 32% year-over-year.  The Company’s first quarter EBITDA margin goal is 14 - 16%.  The Company remains comfortable with its previously stated full year 2009 year-over-year revenue growth goal of 12% to 16% and its full year 2009 EBITDA margin goal of 14% to 18%.  The Company expects full year 2009 capital expenditures will be in the range of $16 million to $18 million.

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the fourth quarter and full year 2008 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, March 5, 2009.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter and Full Year 2008 Earnings Conference Call at 877-719-9801.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”.  These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company’s ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company’s financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company’s profitability or liquidity.

A reconciliation of the Company’s future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period.  These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, any statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 19, 2008, which is available on its website at www.orionmarinegroup.com or at the SEC’s EDGAR site at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$79,244	$60,589	$261,802	$210,360
Costs of contract revenues	61,293	45,077	211,351	159,927
Gross profit	17,951	15,512	50,451	50,433
Selling, general and administrative expenses	9,100	6,324	27,978	22,946
Operating income	8,851	9,188	22,473	27,487

Interest income	(155)	(227)	(530)	(1,000)
Interest expense	392	1	1,246	910
Interest (income) expense, net	237	(226)	716	(90)
Income before income taxes	8,614	9,414	21,757	27,577
Income tax expense	3,150	3,344	7,282	10,178
Net income	$5,464	$6,070	$14,475	$17,399
Preferred dividends	---	---	---	782
Earnings available for common shareholders	$5,464	$6,070	$14,475	$16,617

Basic earnings per share—Common	$0.25	$0.28	$0.67	$0.86
Diluted earnings per share—Common	$0.25	$0.28	$0.66	$0.83
Shares used to compute earnings per share:
Basic—Common	21,496,735	21,458,031	21,482,900	19,400,942
Diluted—Common	21,786,804	21,856,203	21,979,317	19,976,317

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$5,464	$6,070	$14,475	$17,399
Income tax expense	3,150	3,344	7,282	10,178
Interest (income) expense, net	237	(226)	716	(90)
Depreciation and amortization	4,800	3,108	18,848	12,592
EBITDA[1]	$13,651	$12,296	$41,321	$40,079
Operating Income Margin[2]	11.1%	15.2%	8.6%	13.1%
Impact of Depreciation and Amortization	6.1%	5.1%	7.2%	6.0%
EBITDA margin[1]	17.2%	20.3%	15.8%	19.1%

1 EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.  EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.

2 Operating income margin is calculated by dividing operating income by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)
	Year Ended
	December 31, 2008	December 31, 2007

Net cash flow from operating activities	$26,471	$10,092

Cash and cash equivalents	$25,712	$12,584

Term debt outstanding	$34,125	$--

Capital Expenditures	$14,485	$11,433

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506